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                                                                    Exhibit 99.1

                                                                            NEWS
                                                                         RELEASE

November 12, 2002
FOR IMMEDIATE RELEASE
Contact:  Craig J. Cerny, Chairman and CEO


        Harrington West Financial Group, Inc. (NASDAQ: HWFG), the holding company for Los Padres Bank, FSB and its Harrington Bank division in the Kansas City metro, today announced the successful completion of its initial public offering. Harrington West sold 973,615 shares of common stock through RBC Dain Rauscher at a price of $12 per share, raising approximately $12.0 million in additional equity capital before expenses of the offering.

        The proceeds will be used to support the expansion of Harrington West's operations in California, Kansas and its new markets in Arizona. Certain stockholders of Harrington West sold an additional 146,385 shares of common stock in the offering. Harrington West Financial Group did not receive any of the proceeds from this sale.

        Harrington West is a financial institution holding company with $781 million in assets, having nine banking offices on the central coast of California and a Harrington Bank division in the Kansas City metro. This month, Harrington West opened a community banking office in Scottsdale, Arizona and a joint venture mortgage banking company with the largest RE/MAX franchise in the greater Phoenix metro area.

        For further information, please contact Craig J. Cerny, Chairman and CEO of Harrington West at (913) 663-0180 ext. 15, or William "Butch" Phillips, President, at (805) 688-6644 ext. 241.

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